NEWS RELEASE

SOUTHWESTERN ENERGY COMPLETES ACQUISITION OF MONTAGE RESOURCES

SPRING, Texas – November 13, 2020…Southwestern Energy Company (NYSE: SWN) today announced that it has completed the acquisition of Montage Resources following approval by Montage shareholders. Under the previously announced credit agreement amendment, the Company’s borrowing base on its revolving credit facility has been increased to $2.0 billion.

“This strategic transaction represents another deliberate step in our disciplined repositioning strategy. We strengthened our position as a premier producer in the Appalachia basin with an at-market, accretive acquisition that provides a step change in free cash flow. Starting today, we are delivering on our commitment of at least $30 million in synergies, and we look forward to unlocking additional value as the newly combined team brings innovation and demonstrated operational efficiencies to these high quality, complementary assets,” said Bill Way, Southwestern Energy President and Chief Executive Officer. “We welcome the field operating team to Southwestern Energy and thank the entire Montage Resources organization for their hard work and dedication that led to this transaction.”

Given the November 13, 2020 closing, there is no change to the Company’s fourth quarter and full year 2020 guidance except for the inclusion of 49 days of production from the Montage properties as indicated in the table below. As of the closing of the transaction, the Company’s daily net production rate increases to over 3 Bcfe per day.

UPDATED PRODUCTION GUIDANCE

	SWN Guidance		Pro Forma Guidance(1)
	Q4 2020	Total Year 2020	Q4 2020	Total Year 2020
Gas (Bcf)	177 – 184	661 – 675	200 – 205	687 – 692
Oil/Condensate (MBbls)	1,275 – 1,375	5,057 – 5,257	1,475 – 1,575	5,251 – 5,351
NGLs (MBbls)	6,750 – 7,025	25,339 – 25,889	7,000 – 7,275	25,926 – 26,201
Total (Bcfe)	225 – 234	843 – 861	251 – 258	874 – 881
(1)SWN guidance dated July 30, 2020, updated to include 49 days of production from properties previously owned by Montage Resources.

About Southwestern Energy
Southwestern Energy Company is an independent energy company engaged in natural gas, natural gas liquids and oil exploration, development, production and marketing. For additional information, visit our website www.swn.com.

Investor Contact
Brittany Raiford
Director, Investor Relations
(832) 796-7906
brittany_raiford@swn.com

Bernadette Butler
Investor Relations Advisor
(832) 796-6079
bernadette_butler@swn.com

Forward Looking Statement
Certain statements and information herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely,” “guidance,” “goal,” “model,” “target,” “budget” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements may be forward looking even in the absence of these particular words. Examples of forward-looking statements include, but are not limited to, statements regarding generation of free cash flow. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. The forward-looking statements contained in this document are largely based on our expectations for the future, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. As such, management’s assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” in our most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Management cautions you that the forward looking statements contained herein are not guarantees of future performance, and we cannot assure you that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids (“NGLs”), including regional basis differentials and the impact of reduced demand for our production and products in which our production is a component due to governmental and societal actions taken in response to the COVID-19 pandemic; our ability to fund our planned capital investments; a change in our credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate; the extent to which lower commodity prices impact our ability to service or refinance our existing debt; the impact of volatility in the financial markets or other global economic factors, including the impact of COVID-19; difficulties in appropriately allocating capital and resources among our strategic opportunities; the timing and extent of our success in discovering, developing, producing and estimating reserves; our ability to maintain leases that may expire if production is not established or profitably maintained; our ability to realize the expected benefits from the acquisition of Montage Resources Corporation (“Montage Acquisition”); costs in connection with the Montage Acquisition; integration of operations and results subsequent to the Montage Acquisition; our ability to transport our production to the most favorable markets or at all; the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing, climate and over-the-counter derivatives; the impact of the adverse outcome of any material litigation against us or judicial decisions that affect us or our industry generally; the effects of weather; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; credit risk relating to the risk of loss as a result of non-performance by our counterparties; and any other factors listed in the reports we have filed and may file with the SEC that are incorporated by reference herein. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.
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